December 1, 2009	Contact: Yvonne Gill 570-724-0247 yvonneg@cnbankpa.com

CITIZENS & NORTHERN CORPORATION SUCCESSFULLY COMPLETES $20 MILLION COMMON STOCK OFFERING

FOR IMMEDIATE RELEASE:

Wellsboro, PA – Citizens & Northern Corporation (the “Company”) (NASDAQ: CZNC) announced today that it has completed a public offering of 2,500,000 shares of common stock at a price of $8.00 per share, for gross proceeds of approximately $20 million.  Officers and directors of the Company purchased an aggregate of 43,750 shares of common stock in the offering.  Sandler O’Neill + Partners, L.P. acted as the sole book-running manager and Boenning & Scattergood, Inc. acted as co-manager for the offering.  The underwriters have a 30-day option to purchase up to an additional 375,000 shares of common stock from the Company at the offering price to cover over-allotments, if any.

The net proceeds to the Company after deducting underwriting commissions and expenses are estimated to be approximately $18.575 million.

“We believe that raising this capital strengthens our already strong capital position and allows us to weather the continuing economic distress affecting the financial services industry with greater financial flexibility,” said Craig G. Litchfield, Chairman, President and Chief Executive Officer.

Additional Information Regarding the Offering

Citizens & Northern has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates.  The prospectus supplement and accompanying prospectus may be obtained without charge by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, copies of the prospectus supplement and the prospectus related to the offering may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, (800) 635-6859, or from Eugene Bodo, Boenning & Scattergood, Inc., Four Tower Bridge, 200 Barr Harbor Drive, Suite 300, West Conshohocken, PA 19428, at (800) 883-1212 or (610) 862-5368.

This release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Citizens & Northern Corporation

With approximately $1.3 billion in assets, Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices located throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania.  First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. The Company and Citizens & Northern Bank can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s common stock is listed on the NASDAQ Capital Market under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles.  Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.